CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm as the auditor to the predecessor fund under the caption “Financial Highlights” in the Prospectus of Invesco Van Kampen Limited Duration Fund and as the predecessor fund’s auditor under the caption “Independent Registered Public Accounting Firm”, in the Statement of Additional Information of AIM Investment Securities Funds (Invesco Investment Securities Funds) in this Post-Effective Amendment No. 54 to the Registration Statement (Form N-1A No. 033-39519) of AIM Investment Securities Funds (Invesco Investment Securities Funds).
/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP
Chicago, Illinois
April 25, 2011